Exhibit 10.1

[AMERICA’S CAR-MART LETTERHEAD]

[DATE]

[NAME]

Via E-mail

RETENTION AWARD AGREEMENT

Dear [NAME]:

This letter agreement (this “Agreement”) between America’s Car-Mart, Inc., a Texas corporation (the “Parent”), AMERICA’S CAR MART, INC., an Arkansas corporation (the “Company”, and the Parent and the Company and their subsidiaries and affiliates together referred to as the “Company Group”) and [NAME] (“you” and together with the Parent and the Company, the “Parties”) sets forth the terms of your retention award. As you know, we consider your continued service and dedication to the Company, and your leadership as the Company’s [TITLE], important to the success of our business and the Company’s long-term future. To incentivize you to remain employed with the Company, we are pleased to offer you a retention award, as described in this Agreement.

1.	Retention Award.

a.	On or as soon as practicable following the date hereof, the Company will pay to you a cash retention award in the aggregate amount of $[AMOUNT] (the “Retention Award”), less applicable taxes and other withholdings.

b.	Except in the case of a Qualifying Termination (defined below), if you have incurred a Termination Date prior to the earlier to occur of a Change in Control (as defined below) and the one-year anniversary of the date of this Agreement (the earlier of such two events referred to as the “Retention Date”), then you agree to promptly repay to the Company upon your Termination Date (and in no event later than thirty (30) days following such termination) the amount of the Retention Award set forth in Section 1(a) (on a post-tax basis). You will not have an obligation to repay the Retention Award if your Termination Date occurs for any reason following the Retention Date.

c.	For purposes of this Agreement:

i.	“Cause” has the meaning set forth in your employment agreement with the Company or, if no such agreement exists, then “Cause” shall mean:
1.	your repeated failure to perform your duties or to comply with any valid and legal directive of your supervisor;
2.	your engaging in dishonesty, illegal conduct, or other bad faith conduct, which is, in each case, materially injurious to the Company Group, monetarily or otherwise;
3.	your indictment for a crime of moral turpitude or a felony involving fraud, breach of trust, embezzlement, or misappropriation;
4.	a material breach by you of your duties and obligations under any agreement between you and any entity in the Company Group or violation in any material respect of the written policies or codes of conduct of any entity in the Company Group that are generally applicable to employees of any entity in the Company Group, including, but not limited to, policies related to discrimination or harassment, performance of illegal or unethical activities, or ethical misconduct;
5.	your breach of your fiduciary duty to any entity in the Company Group; or
6.	your engagement in misconduct that brings or is reasonably likely to bring any entity in the Company Group into public disgrace, embarrassment, or disrepute, which is materially injurious to the Company Group, monetarily or otherwise.

ii.	“Change in Control” shall mean a Change in Control as defined in the America’s Car-Mart, Inc. 2024 Equity Incentive Plan.

iii.	“Disability” has the meaning set forth in your employment agreement with the Company or, if no such agreement exists, then “Disability” shall mean your receipt of benefits pursuant to an applicable long-term disability insurance policy of the Company, or, if no such policy exists, that you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that (1) can be expected to result in death or to last for a continuous period of not less than 12 months or (2) results in you receiving income replacement benefits for a period of not less than three months under an accident and health plan provided by the Company.

iv.	“Good Reason” has the meaning set forth in your employment agreement with the Company or, if no such agreement exists, then “Good Reason” shall mean any of the following to which you have not consented: (A) a reduction in base salary; (B) relocation of Executive’s principal place of employment by more than fifty (50) miles; or (C) a material breach by the Company of any agreement between the Company or any other member of the Company Group and you, which, if curable, remains uncured or continues after thirty (30) days’ notice thereof by you specifying in reasonable detail the event or circumstances claimed to constitute Good Reason (the “Good Reason Notice”). Your termination shall be considered to be on account of Good Reason only if you shall have given the Company the Good Reason Notice and, if curable, the event or circumstances have not been cured within thirty (30) days of the Company’s receipt of the Good Reason Notice.

v.	“Qualifying Termination” shall mean a Termination Date that occurs as a result of: (i) a termination of your employment by the Company (or other entity in the Company Group) without Cause, (ii) your resignation with Good Reason or (iii) a termination of your employment due to your death or Disability; provided, however, that a termination of your employment by the Company without Cause or your resignation with Good Reason shall not constitute a Qualifying Termination unless you sign and do not revoke a release of claims against all of the entities in the Company Group (and their respective directors, officers, employees, and agents). The release must be executed, and any revocation period must have expired, within sixty (60) days after the Termination Date or such termination shall not constitute a Qualifying Termination.

vi.	“Termination Date” shall mean the date that you are no longer employed by any entity in the Company Group, voluntarily or involuntarily for any reason (including death or Disability) and such termination constitutes a “separation from service” and “termination of employment” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) without application of any alternative levels of reductions of bona fide services permitted thereunder.

2.	Miscellaneous

a.	The Retention Award is separate from and in addition to, and will not be reduced by, any other amounts due to you from the Company.

b.	The Retention Award set forth in this Agreement is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended. The Retention Award will be paid from the general assets of the Company. The Company shall have the right to deduct from all amounts payable to you (whether under this Agreement or otherwise) any amount of taxes required by law to be withheld in respect of compensation payable under this Agreement as may be necessary in the opinion of the Company to satisfy tax withholding required under the laws of any country, state, province, city or other jurisdiction, including, but not limited to, income taxes, capital gains taxes, transfer taxes and social security contributions that are required by law to be withheld.

c.	You agree, to the maximum extent permitted by applicable law, to keep the terms of this Agreement in the strictest of confidence at all times, both during and after your employment with the Company, and not to disclose such terms to any other person or entity, except as may be required by law or as disclosure may be necessary in the course of a complaint, appeal, or proceeding seeking enforcement of this Agreement. Notwithstanding the immediately preceding sentence, you may disclose the terms and conditions of this Agreement to your immediate family and your legal, financial, and tax advisors after securing their similar commitment of strict confidentiality. To the extent that this Section 2(d) is determined by the Board to have been breached, the Company shall have the right to seek all remedies, including, without limitation, the clawback of the Retention Award.

d.	The Retention Award set forth in this Agreement is intended to be exempt from Section 409A of the Code (“Section 409A”), and the Retention Award shall be construed and administered in accordance with such intention. To the extent any payments under this Agreement are subject to Section 409A, the Agreement shall be interpreted and administered to the maximum extent possible to comply with Section 409A. Notwithstanding the foregoing, the Company makes no representation to you that the payments set forth in this Agreement will be exempt from or comply with Section 409A and shall have no liability or obligation to you for any failure of the Agreement or any payments hereunder to comply with Section 409A.

e.	Nothing in this Agreement shall be construed as conferring upon you a right to continued employment with the Company nor shall it restrict the Company’s right to terminate your employment, which is and shall at all times remain “at will.” This Agreement shall neither entitle you to additional awards or bonus amounts nor prohibit you from eligibility for any additional awards or bonus amounts under any other program implemented by the Company.

f.	This Agreement will be construed in accordance with the laws of the State of Arkansas, without regard to the conflict of law provisions of any jurisdiction.

g.	This Agreement may be executed in any number of counterparts, each of which so executed will be deemed to be an original, and such counterparts will together constitute but one agreement. Each Party hereto may execute this Agreement in Adobe Portable Document Format (or similar format) (“PDF”) sent by electronic mail or via DocuSign. In addition, PDF signatures of authorized signatories of any Party hereto will be deemed to be original signatures and will be valid and binding, and delivery of a PDF signature by any party will constitute due execution and delivery of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement to be effective as of [DATE].

PARENT

America’s Car-Mart, Inc.,
a Texas corporation

By:
Name:
Title:

COMPANY

AMERICA’S CAR MART, INC.,
an Arkansas corporation

By:
Name:
Title:

EXECUTIVE

[NAME]

(Signature Page to Retention Agreement)

4